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                                                                    EXHIBIT 99.1


                                              NEWS RELEASE
                                              FOR IMMEDIATE RELEASE

                                              CONTACT:  MERILYN H. HERBERT
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              (615) 370-1377



                    PROVINCE HEALTHCARE ANNOUNCES THE SIGNING
                            OF A DEFINITIVE AGREEMENT

         Brentwood, Tennessee, June 4, 2001--Province Healthcare Company (Nasdaq: PRHC) today announced the signing of a definitive agreement to acquire Selma Baptist Hospital in Selma, Alabama, from Baptist Health of Montgomery, Alabama. The sale is expected to close during the second quarter of 2001, subject to standard regulatory approvals.

         The hospital has 214 licensed beds and had annual revenues for its last fiscal year of approximately $36 million. Under the agreement, Province will acquire the assets and operations of Selma Baptist Hospital for approximately $31.0 million.

         Martin S. Rash, Chairman and Chief Executive Officer of Province Healthcare, commented, "Selma Baptist Hospital represents an outstanding opportunity for our Company. The hospital is well respected by the 90,000 population it serves. We look forward to bringing new services, facilities and additional highly qualified physicians to this beautiful community."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 14 general acute care hospitals in nine states with a total of 1,358 licensed beds. The Company also provides management services to 38 primarily non-urban hospitals in 14 states with a total of 3,098 licensed beds.

         Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with general economic and business conditions, the effect of future governmental regulations, including the recently enacted Balanced Budget Act of 1997, changes in Medicare and Medicaid reimbursement levels, and the Company's ability to implement successfully its acquisition and development strategy and to obtain financing therefore. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRHC) at (615)
370-1377.